Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated October 25, 2007, with respect to the consolidated financial statements and schedule of Acuity Brands, Inc. and the effectiveness of internal control over financial reporting of Acuity Brands, Inc. included in this Annual Report (Form 10-K) for the year ended August 31, 2007.

(1)	Registration Statement No. 333-74242 on Form S-8 (Acuity Specialty Products 401(k) Plan, Acuity Brands, Inc. 401(k) Plan, Acuity Lighting Group, Inc. 401(k) Plan for Hourly Employees, Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees, Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement);

(2)	Registration Statement No. 333-74246 on Form S-8 (Acuity Brands, Inc. Employee Stock Purchase Plan, Acuity Brands, Inc. 2001 Nonemployee Directors’ Stock Option Plan);

(3)	Registration Statement No. 333-123999 on Form S-8 (Acuity Brands, Inc. 401(k) Plan);

(4)	Registration Statement No. 333-126521 on Form S-8 (Acuity Brands, Inc. Long-Term Incentive Plan); and

(5)	Registration Statement No. 333-138384 on Form S-8 (Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan, Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan).

/s/ Ernst & Young LLP

Atlanta, Georgia

October 25, 2007